Exhibit 10.01

SILICON IMAGE, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN FOR FISCAL YEAR 2013

1.	Purpose

This Executive Incentive Compensation Plan (this “Plan”) is designed to provide financial incentives to certain executive employees of Silicon Image, Inc. (the “Company”) based on and subject to the Company meeting and exceeding its financial goals for the fiscal year ended December 31, 2013.

2.	Eligibility

Executives of the Company (collectively, “Participants” and each a “Participant”) selected by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall be eligible to participate in this Plan; provided however, that, except as expressly provided by the Committee, neither Executives who are entitled to participate in any Company Business Development- or Sales-incentive plan nor employees who begin their employment with the Company on or after October 1, 2013 are eligible to participate in this Plan. Participation in this Plan is at the sole discretion of the Committee.

3.	Administration

a.   This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.

b.   Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate the Participants eligible to participate in this Plan, each Participant’s target incentive compensation under this Plan, the actual amount (if any) of incentive compensation paid under this Plan (which amounts may be less than, equal to or greater than a Participant’s target incentive compensation), the date when incentive compensation (if any) will be paid.

c.   The Committee shall have all complete and exclusive discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.

4.	Funding and Allocation of Incentive Compensation

Subject to the terms and conditions of this Plan, the Company will set aside funds for the payment of incentive compensation to Participants if (i) the Company’s actual revenue for the full fiscal year 2013 equals or exceeds 90% of the planned revenue (“Plan Revenue”) for such period established in the 2013 Annual Operating Plan approved by the Board (“2013 Annual Operating Plan”) and (ii) the Company’s operating income determined in accordance with generally accepted accounting principles (“GAAP Operating Income”) for the full fiscal year 2013 equals or exceeds 90% of the planned GAAP Operating Income established in the 2013 Annual Operating Plan (the “Plan GAAP Operating Income”). The aggregate amount funded will be a function of the extent to which the Company’s actual revenue equals or exceeds 90% of the Plan Revenue and the Company’s GAAP Operating Income equals or exceeds 90% of the Plan GAAP Operating Income.

No funds will be set aside for the payment of incentive compensation under this Plan if the Company’s actual revenue and/or GAAP Operating Income is less than 90% of Plan Revenue and Plan GAAP Operating Income. The Company will set aside funds for the payment of incentive compensation to Participants if the Company achieves the Plan Revenue and Plan Operation Income targets for fiscal year 2013 as follows:

% achievement		Funding ($k)
GAAP Revenue	GAAP Op Income
90%	90%	$463
100%	100%	$926
110%	110%	$1,351

If the Company achieves 110% of the Plan Revenue, and GAAP Operating Income is at or above 140% of the Company’s 2013 Plan GAAP Operating Income, then the Company will fund an aggregate of $1,513,000, which is the maximum funding under the Plan. In the event that the Company’s performance with respect to actual revenue and GAAP Operating Income falls in between the targets established in the 2013 Bonus Plan, the actual amounts will be calculated pro rata on a straight line basis.

The actual incentive compensation that may be paid to each Participant will be based on the Participant’s target incentive compensation, which is equal to a percentage of base compensation. The amount of a Participant’s incentive compensation will be based on the Company’s actual revenue and GAAP Operating Income as described above. The Committee has complete and exclusive discretion and authority to determine the amount of each Participant’s target incentive compensation and the actual amount payable to each Participant and may amend or terminate the 2013 Bonus Plan at any time. The amounts of incentive compensation, if any, allocable to individual Participants will be determined by the Committee in its sole discretion. The amounts of individual incentive compensation payments may be less than, equal to or greater than the participant’s target incentive compensation.

5.	Payment

Incentive compensation under this Plan, if any, will be distributed as soon as reasonably practicable following (i) public disclosure of the Company’s financial results for Fiscal Year 2013 in its annual report on Form 10-K filed with the Securities and Exchange Commission and (ii) any determination of the amounts of incentive compensation allocable to Participants. Participants must be employed by the Company as active employees at the time of computation and distribution in order to be eligible to receive payment of incentive compensation, if any, unless otherwise determined by the Compensation Committee. Participants who begin their employment with the Company after January 1, 2013 but prior to October 1, 2013 shall be eligible to receive payment of pro-rated incentive compensation (based on the full days of such Participant’s employment). Participants who begin their employment on or after October 1, 2013 shall not be eligible for incentive compensation under the Plan. In addition, Participants must complete all mandatory training(s) within the time noted in the notice to employees to be eligible to receive incentive compensation. The Committee may impose additional eligibility requirements on payment of incentive compensation in its sole discretion. It is the objective of the Committee that the entire funded amount for the payment of incentive compensation be distributed to Participants.

6.	General Provisions

a.	No Prior Funding

No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay incentive compensation shall at all times be an unfunded and unsecured obligation of the Company, and the Company shall not be required to incur indebtedness to fund any incentive compensation unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

b.	No Obligation to Employ

Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual. Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause. This Plan is not intended to and does not create any legal rights for any employee.

c.	Amendment or Termination of Plan

This Plan may be amended or terminated by the Board or the Committee at any time prior to funding or payment of incentive compensation hereunder.

d.	Headings

The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

e.	Withholding of Taxes

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.

f.	Choice of Law

All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California. Any incentive compensation will not be effective unless such incentive compensation is made in compliance with all applicable laws, rules and regulations.